UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 3, 2010

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Willow Road Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

(925) 924-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended CEO Severance Agreement

On February 4, 2010, the independent members of the Board of Directors (the “Board”) of Polycom, Inc. (“Polycom”), upon the recommendation of the Compensation Committee (the “Committee”) of the Board, approved an amended and restated Severance Agreement for Robert C. Hagerty, the Company’s Chief Executive Officer, President and Chairman (the “Amended Agreement”). Pursuant to the terms of the Amended Agreement, if Mr. Hagerty’s employment with Polycom is terminated and Mr. Hagerty is entitled to severance benefits pursuant to the terms of the Amended Agreement, Mr. Hagerty will not be subject to non-competition obligations due to enforceability considerations. However, Mr. Hagerty will continue to be required to enter into a release of claims in favor of Polycom and will be subject to one-year non-solicitation obligations.

A copy of the Amended Agreement is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Executive Severance Plan

On February 3, 2010, the Committee approved a new Executive Severance Plan (the “Severance Plan”). Polycom’s named executive officers (other than Mr. Hagerty) and certain other executives are eligible to participate in the Severance Plan. Generally, if a Severance Plan participant’s employment is terminated by Polycom other than for Cause, death or Disability, or the participant resigns for Good Reason (as such terms are defined in the Severance Plan), the Severance Plan provides for a lump sum severance payment equal to the participant’s base salary as then in effect plus target bonus in effect in the last fiscal year that ended prior to the termination date, continued health benefits for one year and outplacement assistance. In order to receive severance benefits under the Severance Plan, a participant must execute a release of claims in favor of Polycom and agree to non-solicitation, non-disparagement and non-competition (if applicable) obligations for a period of one year following his or her termination.

This summary of the terms of the Severance Plan is qualified in its entirety by the Severance Plan filed with this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

Form of Performance Share Agreements

On February 3, 2010, the Committee approved a new form of Performance Share Agreement for certain officers, including Polycom’s named executive officers, for use under Polycom’s 2004 Equity Incentive Plan (the “Plan”).

General Terms. The Performance Share Agreement provides for the grant of a target number of performance shares that will be paid out in shares of Polycom common stock once the applicable performance and vesting criteria have been met. The number of performance shares in which the recipient may vest will depend upon achievement with respect to certain performance criteria specified by the Committee at the time of grant. If the performance criteria are deemed achieved, the Performance Share Agreement provides that the performance shares will vest on the first anniversary of the grant date (or, if later, the date the Committee certifies achievement of the performance criteria for the performance period), provided the recipient remains an employee of Polycom through such date. In the event that the recipient incurs a termination of service within twelve months following a change in control (as such term is defined in the Performance Share Agreement or, in the case of certain officers, each such officer’s change of control severance agreement) either (i) by Polycom for any reason other than for Cause (as such term is defined in the Performance Share Agreement or, in the case of certain officers, each such officer’s change of control severance agreement), or (ii) by the recipient for Good Reason (as such term is defined in the Performance Share Agreement for officers or such officer’s change of control severance agreement, as applicable), then all unvested performance shares (determined in accordance with the terms and conditions of the Performance Share Agreement) will fully vest.

This summary of the terms of the Performance Share Agreement is qualified in its entirety by the Performance Share Agreement filed with this Current Report on Form 8-K as Exhibit 10.3 and is incorporated herein by reference.

2010 Grants to Named Executive Officers. Effective February 4, 2010, Polycom’s named executive officers received the following performance share grants: Robert C. Hagerty received a target grant of 20,000 performance shares, Michael R. Kourey received a target grant of 13,000 performance shares, Geno J. Alissi received a target grant of 11,000 performance shares and Joseph A. Sigrist received a target grant of 12,000 performance shares. The performance period for these 2010 grants will be the 2010 fiscal year and will be measured on the basis of Polycom’s gross margin dollars for the performance period. These awards will be scheduled to vest as described above.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On February 4, 2010, the Board approved amendments to Polycom’s Code of Business Ethics and Conduct to clarify policies and legal standards and to make other technical, administrative, and other non-substantive amendments resulting from Polycom’s and the Board’s annual review of the Code of Business Ethics and Conduct. Polycom’s Code of Business Ethics and Conduct, as amended by the Board, is available at the Company’s website at www.polycom.com under “Company” – “Investor Relations” – “Corporate Governance.”

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1.	Amended Severance Agreement with Robert C. Hagerty

10.2.	Executive Severance Plan

10.3.	Form of Performance Share Agreement for Officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ SAYED M. DARWISH
Sayed M. Darwish
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Date: February 9, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended Severance Agreement with Robert C. Hagerty

10.2	Executive Severance Plan

10.3	Form of Performance Share Agreement for Officers